Exhibit 8.1
Subsidiaries:
•	eLongNet Information Technology (Beijing) Co., Ltd., a PRC company.
•	Bravado Investments Limited, a British Virgin Islands company.
•	Shanghai Xinwang Computer Technology Co., Ltd., a PRC company.
Variable Interest Entities:
•	Beijing eLong Information Technology Co., Ltd., a PRC company.
•	Beijing eLong Air Services Co., Ltd., a PRC company.
•	Beijing eLong International Travel Co., Ltd., a PRC company.
•	Beijing Asia Media Interactive Advertising Co. Ltd., Ltd., a PRC company.
•	Beijing Xici Interactive Information Technology Co. Ltd., Ltd., a PRC company.
•	Hangzhou eLong Air Service Co., Ltd., a PRC company.